Exhibit 10.2

ABBOTT LABORATORIES

NON-EMPLOYEE DIRECTOR

RESTRICTED STOCK UNIT AGREEMENT

This Agreement made <<DateAwded>> (the “Grant Date”), between Abbott Laboratories, an Illinois corporation (the “Company”), and <<FirstMILast>> (the “Non-Employee Director”), for the grant by the Company to the Non-Employee Director of a Restricted Stock Award under the Company’s 1996 Incentive Stock Program (the “Plan”).

1.             Grant of Units.  Pursuant to Section 13 of the Plan, the Company has granted to the Non-Employee Director the right to receive <<NoShares>> <<NoShares12345>>) common shares of the Company (the “Restricted Stock Units” used herein “Units”) upon the Termination Event (as defined in Section 4 below).  The shares shall be issued from the Company’s available treasury shares.  Prior to the Termination Event, (a) the Non-Employee Director shall not be treated as a shareholder as to those shares, and shall only have a contractual right to receive them, unsecured by any assets of the Company or the subsidiaries; (b) the Non-Employee Director shall not be permitted to vote the Units; and (c) the Non-Employee Director’s right to receive such shares will be subject to the adjustment provisions relating to mergers, reorganizations, and similar events set forth in the Plan.  The Units shall be subject to all of the restrictions hereinafter set forth.

2.             Rights to Dividends.  The Employee shall be entitled to receive cash payments equal to the dividends and distributions paid on shares of stock (other than dividends or distributions of securities of the Company which may be issued with respect to its shares by virtue of any stock split, combination, stock dividend or recapitalization) to the same extent as if each Unit was a share of stock, and those shares were not subject to the restrictions imposed by this Agreement and the Plan, provided that the record date with respect to such dividend or distribution occurs within the period commencing with the Grant Date and ending upon the date of the Termination Event (the “Restricted Period”).

3.             Restrictions.  The Units shall be fully vested as of the Grant Date, provided, however, that the Units will be subject to the following restrictions (the “Restrictions”) during the Restricted Period:

(a)           The Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of.

(b)                                 Any additional common shares of the Company or other securities or property issued with respect to shares covered by the Units as a result of any stock split, combination, stock dividend or recapitalization, shall be subject to the Restrictions and other provisions of the Plan and this Agreement.

(c)           The Non-Employee Director shall not be entitled to receive any shares prior to completion of all actions deemed appropriate by the Company to comply with federal or state securities laws and stock exchange requirements.

4.             Termination Event.  The Restrictions shall lapse and have no further force or effect upon the earliest of the following events (the “Termination Event”):

(i)                                     The date the Non-Employee Director terminates or retires from the Board of Directors of the Company;

(ii)                                  The date the Non-Employee Director dies; or

(iii)                               The date of occurrence of a Change in Control (as defined in the Plan).

5.             Withholding Taxes.  The lapse of the Restrictions on the Units pursuant to Section 4 above and the delivery of the shares shall be conditioned on the Non-Employee Director or his executor, administrator, personal representative or heirs (“Representative”) having made appropriate arrangements with the Company to provide for the withholding of any taxes as may be required to be withheld by federal, state or local law with respect to such lapse or delivery.

6.             Succession.  This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns, and the Non-Employee Director and his Representative.

IN WITNESS WHEREOF, the parties have executed this Agreement, on the date first above written.

ABBOTT LABORATORIES
By Miles D. White
Chairman and Chief Executive Officer